RESTATED ARTICLES OF INCORPORATION
                                       OF
                         KANAKARIS COMMUNICATIONS, INC.


To the Secretary of State
State of Nevada

         Pursuant to the provisions of Nevada Revised Statutes, Title 7, Chapter 78, the undersigned officers of the Corporation hereinafter named, which is a corporation for profit organized under the laws of the State of Nevada, do hereby certify that the following is the entire text of the Articles of Incorporation of the Corporation as heretofore amended and as hereby restated and that the Board of Directors of the Corporation at a meeting duly convened and held on the 1st day of May, 2000 adopted resolutions to amend and restate the Corporation's Articles of Incorporation as follows:

         FIRST:    The name of the Corporation is Kanakaris Wireless.

         SECOND:

         SECTION 1. AUTHORIZED SHARES. The total number of shares which the Corporation shall have authority to issue is one hundred five million (105,000,000) shares of capital stock, of which one hundred million (100,000,000) shares shall be designated common stock, par value of $.001 per share ("Common Stock"), one million (1,000,000) shares shall be designated Class A Convertible Preferred Stock, par value of $.01 per share ("Class A Preferred"), and four million (4,000,000) shares shall be designated Preferred Stock, par value of $.01 per share.

         SECTION 2. CLASS A CONVERTIBLE PREFERRED STOCK. Shares of Class A Preferred shall have the following voting and other powers, preferences and relative, participating, optional or other rights and the following qualifications, limitations and restrictions:

                  2.1 RANK. All shares of Class A Preferred shall rank prior to all shares of the Corporation's Common Stock, now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                  2.2 DIVIDENDS. The holders of Class A Preferred are entitled to receive, in any fiscal year, if, when and as declared by the Corporation's Board of Directors, out of any assets at the time legally available therefor, dividends in cash, before any dividend is paid on Common Stock. Dividends may be declared and paid on Common Stock in any fiscal year only if dividends shall have been paid to or declared and set apart on all Class A Preferred. The right to dividends on Class A Preferred shall not be cumulative, and no right shall accrue to holders of Class A Preferred by reason of the fact that dividends on that stock are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

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                  2.3 LIQUIDATION RIGHTS. In the event of any liquidation,
dissolution or winding up of the Corporation, holders of Class A Preferred are entitled to receive $.10 in cash per share plus accumulated and unpaid dividends out of assets available for distribution to stockholders, prior to any distribution to holders of Common Stock or any other stock ranking junior to the Class A Preferred. If, upon any liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Class A Preferred (and with respect to any other Preferred Stock ranking on a parity with the Class A Preferred in any such distribution) are not paid in full, the holders of the Class A Preferred (and of such other Preferred Stock) will share ratably in any such distribution of assets in proportion to the full preferential amounts to which such shares are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Class A Preferred will not be entitled to any further participation in any distribution of assets by the Corporation.

                  A consolidation or merger of the Corporation with or into any other corporation or a sale of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

                  2.4 REDEMPTION. The Class A Preferred may be redeemed by the Corporation at any time upon thirty (30) days' written notice at a redemption price of $.50 per share. Holders of Class A Preferred shall have the right to convert their shares of Class A Preferred into Common Stock during this thirty
(30)-day period. The redemption price shall be payable together with accumulated and unpaid dividends to the date fixed for redemption. If full cumulative dividends on the Class A Preferred through the most recent dividend payment date have not been paid, the Class A Preferred may not be redeemed in part unless approved by the holders of a majority of shares of Class A Preferred then outstanding, and the Corporation may not purchase or acquire any share of Class A Preferred other than pursuant to a purchase or exchange offer made on the same terms to all holders of Class A Preferred. If less than all of the outstanding shares of Class A Preferred are to be redeemed, the Corporation will select those to be redeemed by lot or a by a substantially equivalent method.

                  The shares of Class A Preferred are not subject to any sinking fund or any other similar provision.

                  The redemption by the Corporation of all or any part of the Class A Preferred is subject to the availability of cash. Moreover, shares of capital stock shall not be redeemed when the capital of the Corporation is impaired or when the redemption would cause any impairment of capital.

                  2.5 CONVERSION RIGHTS. Holders of the Class A Preferred will have the right, at their option, to convert such shares into shares of Common Stock at any time at the conversion rate then in effect; provided that, if any of the Class A Preferred is redeemed, the conversion rights pertaining thereto will terminate on the third business day preceding the redemption date.

                  Each share of Class A Preferred will be initially convertible into one (1) share of Common Stock. No fractional share or scrip representing a fractional share will be issued upon conversion of the Class A Preferred. Cash will be paid in lieu of fractional shares.

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                  The conversion rate will be appropriately adjusted if the
Company (a) pays a dividend or makes a distribution on its shares of Common Stock (but not the Class A Preferred) which is paid or made in shares of Common Stock, (b) subdivides or reclassifies its outstanding shares of Common Stock,
(c) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, (d) issues shares of Common Stock, or issues rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock), at a price per share less than the conversion price in effect immediately prior to the issuance thereof, or (e) distributes to all holders of its Common Stock evidences of its indebtedness or assets (excluding any dividend paid in cash out of legally available funds) subject to the limitation that adjustments by reason of any of the foregoing need not be made until they result in a cumulative change in the conversion rate of at least five percent (5%). The conversion rate will not be adjusted upon the conversion of shares of Class A Preferred or presently outstanding stock options or warrants. For the purpose of making the above adjustments, the market price of a share of Common Stock shall be the average of the closing bid and asked prices for the Common Stock on the Over-The-Counter market.

                  In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the surviving corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation, there will be no adjustment of the conversion price, but each holder of shares of Class A Preferred then outstanding will have the right thereafter to convert such shares into the kind and amount of securities, cash or other property which he would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such shares been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance. In the case of a cash merger of the Company into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that the conversion features of the Class A Preferred would thereafter be limited to converting the Class A Preferred at the conversion price in effect at such time into the same amount of cash per share that such holder would have received had such holder converted the Class A Preferred into Common Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received in conversion could be more or less than the liquidation preference of the Class A Preferred.

                  Class A Preferred may be converted upon surrender of the stock certificate at least three (3) days prior to the redemption date at the offices of the Corporation with the form of "Election to Convert" on the reverse side of the stock certificate completed and executed as indicated. Shares of Common Stock issued upon conversion will be fully paid and non-assessable.

                  2.6 VOTING RIGHTS. Each share of Class A Preferred shall have twenty non-cumulative votes. Shares of Common Stock and Class A Preferred vote as a single class on all matters presented to the stockholders for action. Without the affirmative vote of the holders of a majority of the Class A Preferred then outstanding, voting as a separate class, the Corporation may not
(i) amend, alter or repeal any of the preferences or rights of the Class A Preferred, (ii) authorize any reclassification of the Class A Preferred, (iii) increase the authorized number of shares of Class A Preferred or (iv) create any class or series of shares ranking prior to the Class A Preferred as to dividends or upon liquidation.

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                  2.7 STATUS OF ACQUIRED SHARES. Shares of Class A Preferred
redeemed by the Company or received upon conversion or otherwise acquired by the Company will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Class A Preferred.

                  2.8 PREEMPTIVE RIGHTS. The Class A Preferred is not entitled to any preemptive or subscription rights in respect of any securities of the Company.

         SECTION 3. PREFERRED STOCK. Shares of Preferred Stock may be issued from time to time in one or more classes or series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of said classes or series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such class or series may differ from those of any and all other classes or series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority, subject to any limitations contained in any class or series of Preferred Stock at any time outstanding, to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such class or series, including, but without limiting the generality of the foregoing, the following:

                  (i) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such class or series, which number (except as otherwise provided by the Board of Directors in the resolution establishing such class or series) may be increased or decreased (but not below the number of shares of such class or series then outstanding) from time to time by like action of the Board of Directors;

                  (ii) The rights in respect of dividends, if any, of such class or series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

                  (iii) The right, if any, of the holders of such class or series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the Corporation and the terms and conditions of such conversion or exchange;

                  (iv) Whether or not shares of such class or series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such class or series of Preferred Stock may be redeemed;

                  (v) The rights, if any, of the holders of such class or series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

                  (vi) The terms of any sinking fund or redemption or purchase account, if any, to be provided for shares of such class or series of Preferred Stock;

                  (vii) The voting powers, if any, of the holders of any class or series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a class or series by itself or together with the holders of any other class or classes or series of the same or other class or classes of Preferred Stock or all classes or series of Preferred Stock, to elect one or more directors of the Corporation (which, without limiting the generality of the foregoing, may include a specified number or portion of the then-existing number of authorized directorships of the Corporation, or a specified number or portion of directorships in addition to the then-existing number of authorized directorships of the Corporation) generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto; and

                  (viii) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

         THIRD: The capital stock of the Corporation, after the amount of the subscription price has been paid in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid up shall ever be assessable or assessed, and the articles of incorporation shall not be amended in this particular.

         FOURTH: The Corporation shall, to the fullest extent permitted by Nevada Revised Statutes section 78.751, as the same may be amended, supplemented or replaced from time to time, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Pursuant to said section 78.751, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

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         FIFTH: A director of the Corporation shall not be liable to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Nevada Revised Statutes as the same exist or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

         The number of shares of the Corporation outstanding and entitled to vote on an amendment to and restatement of the Articles of Incorporation are 31,090,775 shares of common stock and 1,000,000 shares of Class A Preferred Stock; the foregoing amendments and restatement have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

         IN WITNESS WHEREOF, the undersigned officers have hereunto subscribed our names this 1st day of June, 2000.

                                                /s/ Branch Lotspeich
                                                -------------------------------
                                                Branch Lotspeich, Vice President


                                                /s/ Branch Lotspeich
                                                -------------------------------
                                                Branch Lotspeich, Secretary